Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

COLUMBUS MCKINNON CORPORATION

(Under Section 805 of the Business Corporation Law)

The undersigned, David J. Wilson, President and Chief Executive Officer, of Columbus McKinnon Corporation, a New York corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is COLUMBUS MCKINNON CORPORATION. The name under which the Corporation was formed was COLUMBUS MCKINNON CHAIN CO., INC.

2. The original Certificate of Incorporation was filed by the Department of State on September 23, 1929. The Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Certificate of Incorporation”), was filed by the Department of State on October 17, 2022.

3. As authorized by Article FOURTH of the Certificate of Incorporation, the board of directors of the Corporation (hereinafter called the “Board of Directors,” which term shall include any committee thereof duly authorized to act on behalf of such Board of Directors) has authorized the issuance of a series of preferred shares of the Corporation and has adopted resolutions providing for the issuance of such series, including the number, designation and relative rights, preferences and limitations of the shares of such series.

This Certificate of Amendment (this “Certificate”) hereby amends the Certificate of Incorporation by the addition of the following Article NINTH setting forth, in full, the number, designation, relative rights, preferences and limitations of the foregoing series of preferred shares of the Corporation:

NINTH:

Section 1. Designation and Amount. There is hereby authorized for issuance a series of preferred shares, par value $1.00 per share (the “Preferred Shares”). The shares of such series shall be designated as “Series A Cumulative Convertible Participating Preferred Shares” (the “Series A Preferred Shares”) and the number of shares constituting the Series A Preferred Shares shall be 800,000. Subject to and in accordance with the provisions of Section 11(b), such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of Series A Preferred Shares to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Shares.

Section 2. Rank. Each Series A Preferred Share shall rank equally in all respects and shall be subject to the provisions herein. The Series A Preferred Shares shall, with respect to payment of dividends, redemption payments or rights (including as to the distribution of assets) upon Liquidation (as defined below), (i) rank senior and prior to the Corporation’s common shares, par value $0.01 per share (the “Common Shares”), and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms does not expressly rank senior to, or on parity with, the Series A Preferred Shares as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon Liquidation, or otherwise (all such equity securities, including the Common Shares, are collectively referred to herein as “Junior Securities”), (ii) rank junior to the Corporation’s debt obligations and each class or series of equity securities of the Corporation, whether currently issued or issued in the future in accordance with this Article NINTH, that by its terms expressly ranks senior to the Series A Preferred Shares as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon Liquidation, or otherwise (all such equity securities are collectively referred to herein as “Senior Securities”), and (iii) rank on parity with each class or series of equity securities of the Corporation, whether currently issued or issued in the future in accordance with this Article NINTH, that expressly provides that it ranks on parity with the Series A Preferred Shares as to payment of dividends, redemption payments, rights (including as to the distribution of assets) upon Liquidation, or otherwise (all such equity securities are collectively referred to herein as “Parity Securities”). The respective definitions of Junior Securities, Senior Securities and Parity Securities shall also include any securities, rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Senior Securities or Parity Securities, as the case may be.

Section 3. Definitions.

(a) As used herein, the following terms shall have the meanings set forth below or in the section cross-referenced below, as applicable, whether used in the singular or the plural:

“Accrued Dividends” means, as of any date, with respect to any Series A Preferred Share, all dividends that have accrued in respect of such share pursuant to Section 4(a)(ii) but that have not been paid as of such date as Cash Dividends.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person.

“Base Amount” means, with respect to any Series A Preferred Share, as of any date, the sum of (x) the Liquidation Preference and (y) the Base Amount Accrued Dividends with respect to such share as of such date.

“Base Amount Accrued Dividends” means, with respect to any Series A Preferred Share, as of any date, (i) if a Preferred Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the preceding Preferred Dividend Payment Date (taking into account the payment of Preferred Dividends in respect of such period ending on such preceding Preferred Dividend Payment Date, if any, as of such Preferred Dividend Payment Date) or (ii) if no Preferred Dividend Payment Date has occurred since the issuance of such share, zero.

“Base Dividend Rate” means, for any day, 7.00% per annum.

“Beneficially Own” and “Beneficial Ownership” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Equity Interests of any Person shall be calculated in accordance with the provisions of such rule, but without taking into account any contractual restrictions or limitations on voting or other rights; provided that, for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any security which may be acquired by such Person, whether within sixty (60) days or thereafter, upon the conversion, exchange or exercise of any warrants, options, rights or other securities.

“Board of Directors” means the board of directors of the Corporation or any committee thereof duly authorized to act on behalf of such board of directors for the purposes in question.

“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks are generally required or authorized by Law to be closed in New York City, New York.

“By-Laws” means the Amended and Restated By-Laws of the Corporation, as amended from time to time.

“Cash Dividend” has the meaning set forth in Section 4(a)(ii).

“Certificate of Incorporation” means the Restated Certificate of Incorporation of the Corporation, as amended from time to time.

“Change of Control” means the occurrence, directly or indirectly, of any of the following:

(i) any purchase, merger, acquisition or other transaction or series of related transactions immediately following which any Person or Group (excluding the Investor or its Affiliates or any Group including the Investor or its Affiliates) shall Beneficially Own, directly or indirectly, Voting Stock entitling such Person or Group to exercise more than 50% of the total voting power of all classes of Voting Stock of the Corporation, other than as a result of any such transaction in which (x) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the total voting power of all classes of Voting Stock of the surviving Person or any parent entity thereof immediately after such transaction and (y) the holders of securities that represented 100% of the Voting Stock of the Corporation immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or any parent entity thereof in substantially the same proportion to each other as immediately prior to such transaction;

(ii) any transaction or series of related transactions immediately following which the Persons who Beneficially Own the Voting Stock of the Corporation immediately prior to such transaction or transactions cease to Beneficially Own more than 50% of the Voting Stock of the Corporation, any successor thereto or any parent entity thereof immediately following such transaction or transactions; or

(iii) (x) the Corporation merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person (other than a wholly-owned Subsidiary of the Corporation), or (y) the Corporation engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Shares are exchanged for or converted into cash, securities or other property, in each case of clauses (x) and (y), other than any such transaction: (A) that does not result in a reclassification, conversion, exchange or cancellation of the outstanding Common Shares; (B) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Common Shares solely into shares of common stock (or equivalent) of the surviving entity; or (C) where the Voting Stock of the Corporation outstanding immediately prior to such transaction remains, or is converted into or is exchanged for, Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such merger or consolidation).

“Change of Control Effective Date” has the meaning set forth in Section 8(a).

“Change of Control Redemption” has the meaning set forth in Section 8(a).

“Change of Control Redemption Notice” has the meaning set forth in Section 8(b).

“COC Redemption Price” has the meaning set forth in Section 8(a).

“Common Share Dividend Record Date” has the meaning set forth in Section 4(a)(iv).

“Common Share Trading Price” means, as of any Trading Day, the closing price of a Common Share on such Trading Day (as reported on Bloomberg, based on composite transactions for the Trading Market).

“Common Shares” has the meaning set forth in Section 2.

“control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Conversion Date” has the meaning set forth in Section 6(b)(iv).

“Conversion Notice” has the meaning set forth in Section 6(b)(ii).

“Conversion Option” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Option Date” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Option Measurement Period” has the meaning set forth in Section 6(a)(i)(A).

“Conversion Price” means, as of any date, the Initial Conversion Price, as adjusted pursuant to Section 9.

“Conversion Right” has the meaning set forth in Section 6(a)(i)(B).

“Convertible Securities” means indebtedness or Equity Interests convertible into or exchangeable for Common Shares.

“Corporation” means Columbus McKinnon Corporation, a New York corporation.

“Debt Financing” means any loan to, indebtedness issued by or other borrowing of the Corporation or any of its Subsidiaries or the guarantee of any obligations (whether payment, performance or other obligations) of the Corporation or any of its Subsidiaries.

“Debt Financing Documents” means any and all credit agreements, notes, mortgages, deeds of trust and other instruments or documents that evidence any Debt Financing.

“Dividend Payment Record Date” has the meaning set forth in Section 4(a)(iv).

“Dividend Rate” means, for any day, the Base Dividend Rate as increased by the Noncompliance Additional Rate, if any, applicable on such day pursuant to Section 4(b).

“Equity Interests” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but excluding any debt securities convertible into such equity.

“Ex-Date” means, when used with respect to any distribution, the first date on which the Common Shares or other securities in question do not have the right to receive the distribution giving rise to an adjustment to the Conversion Price.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exchange Property” has the meaning set forth in Section 7(a).

“Governmental Entity” means any transnational, multinational, domestic or foreign federal, state, provincial or local governmental, regulatory or administrative authority, instrumentality, department, court, arbitrator, agency, commission or official, including any political subdivision thereof, any state-owned or state-controlled enterprise, or any non-governmental self-regulatory agency, commission or authority.

“Group” means any “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“Holder” means, at any time, any Person in whose name Series A Preferred Shares are registered, which may be treated by the Corporation as the absolute owner of such Series A Preferred Shares for the purpose of making payment and settling the related conversions and for all other purposes.

“Holder COC Redemption Price” has the meaning set forth in Section 8(a).

“Implied Quarterly Dividend Amount” means, with respect to any Series A Preferred Share, as of any date, the product of (a) the Base Amount of such Series A Preferred Share as of the first day of the applicable Payment Period and (b) one-fourth of the Dividend Rate applicable to such share on such date.

“Initial Conversion Price” means (i) with respect to each Series A Preferred Share issued on the Original Issuance Date, $37.68 per Common Share and (ii) with respect to each Series A Preferred Share issued after the Original Issuance Date, the Conversion Price in effect immediately prior to the issuance of such share.

“Investment Agreement” means that certain Investment Agreement, dated as of February 10, 2025, by and among the Corporation, CD&R XII Keystone Holdings, L.P., a Cayman Islands exempted limited partnership, and, solely for purposes of Section 4.13 thereof, Clayton, Dubilier & Rice Fund XII, L.P., a Cayman Islands exempted limited partnership, as the same may be amended from time to time.

“Investor” means, collectively, one or more investment vehicles affiliated with or managed by Clayton, Dubilier & Rice, LLC who acquire Series A Preferred Shares pursuant to the Investment Agreement.

“Issuance Date” means, with respect to a Series A Preferred Share, the date of issuance of such Series A Preferred Share.

“Junior Securities” has the meaning set forth in Section 2.

“Law” means any statute, law, ordinance, treaty, rule, code, regulation or other binding directive issued, promulgated or enforced by any Governmental Entity.

“Liquidation” means the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Liquidation Preference” means, with respect to each Series A Preferred Share, $1,000.00 per share.

“Market Price” means, with respect to any particular security on any particular date, (i) if such security is listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the volume weighted average price per share (as reported on Bloomberg based, in the case of a listed security, on composite transactions for the principal U.S. national or regional securities exchange on which such security is listed or quoted) of such security for the period of ten (10) consecutive Trading Days preceding (and excluding) the date of determination (or for any other period specified for this purpose in the applicable provision of this Article NINTH), or (ii) if such security is not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the fair market value of such security on the date of determination, as determined pursuant to the Valuation Methodology.

“NASDAQ” means the NASDAQ Stock Market (or its successor).

“Noncompliance Additional Rate” means 3.00% per annum.

“NYSE” means the New York Stock Exchange (or its successor).

“Optional Redemption” has the meaning set forth in Section 10(a).

“Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.

“Original Issuance Date” means the date of closing pursuant to the Investment Agreement.

“Parity Securities” has the meaning set forth in Section 2.

“Participating Dividends” has the meaning set forth in Section 4(a)(i).

“Payment Period” means, with respect to a Series A Preferred Share, the period beginning on the day after the preceding Preferred Dividend Payment Date (or if no Preferred Dividend Payment Date has occurred since the Issuance Date of such Series A Preferred Share, the day that would have been the day after the preceding Preferred Dividend Payment Date had the Issuance Date with respect to such Series A Preferred Share occurred prior to such date) to and including the next Preferred Dividend Payment Date.

“Permitted Quarterly Dividends” means, with respect to any calendar quarter, a dividend of up to $0.07 per Common Share during such calendar quarter.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Preferred Dividend Payment Date” means March 31, June 30, September 30 and December 31 of each year (each, a “Quarterly Date”), commencing on the first Quarterly Date immediately following the Original Issuance Date; provided, that if any such Quarterly Date is not a Business Day, then the “Preferred Dividend Payment Date” shall be the next Business Day immediately following such Quarterly Date.

“Preferred Dividends” has the meaning set forth in Section 4(a)(ii).

“Preferred Shares” has the meaning set forth in Section 1.

“Pro Rata Repurchase” means any acquisition (whether effected by repurchase or redemption) of Common Shares by the Corporation or any Affiliate thereof (other than, if applicable, the Investor or any of its Affiliates) pursuant to any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Shares, whether for cash, Equity Interests or other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including Equity Interests, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while any Series A Preferred Shares are outstanding; provided that “Pro Rata Repurchase” shall not include any acquisition (whether effected by repurchase or redemption) of shares by the Corporation or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase means the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of acquisition (whether effected by repurchase or redemption) with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Purchased Shares” has the meaning set forth in Section 9(a)(iv).

“Recognized Exchange” means any of the following: the NASDAQ, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, or the OTCQB or the OTCQX operated by OTC Markets Group, Inc. (or any nationally recognized successor to any of the foregoing).

“Redemption Date” has the meaning set forth in Section 10(a).

“Redemption Notice” has the meaning set forth in Section 10(a).

“Redemption Price” has the meaning set forth in Section 10(a).

“Register” means the securities register maintained in respect of the Series A Preferred Shares by the Corporation, or to the extent the Corporation has engaged a transfer agent, such transfer agent.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the Original Issuance Date, by and among the Corporation, CD&R XII Keystone Holdings, L.P., a Cayman Islands exempted limited partnership, and any Person who becomes a party thereto in accordance therewith, as the same may be amended from time to time.

“Registration Statement” means any registration statement of the Corporation filed with the U.S. Securities and Exchange Commission under the Securities Act covering the resale of all Series A Preferred Shares and Common Shares into which the Series A Preferred Shares have been or may be converted pursuant to this Article NINTH.

“Reorganization Event” means any of the following transactions:

(i) any reorganization, consolidation, merger, share exchange, statutory exchange, tender or exchange offer or other similar business combination involving the Corporation with or into another Person, in each case, pursuant to which the Common Shares will be converted into, or exchanged for, cash, securities or other property of the Corporation or another Person;

(ii) any reclassification, recapitalization or reorganization of the Common Shares into securities other than the Common Shares; or

(iii) any direct or indirect sale, assignment, conveyance, transfer, lease or other disposition (including in connection with any Liquidation) by the Corporation of all or substantially all of its assets or business, in each case under this clause (iii), pursuant to which the Common Shares will be converted into cash, securities or other property.

“Required Reserved Shares” means, as of any date, a number of Common Shares equal to (a) the number of Common Shares issuable upon conversion of all then outstanding Series A Preferred Shares as of such date (disregarding for this purpose the last sentence of Section 6(a)(i)(B)) plus (b) the number of additional Common Shares that the Series A Preferred Shares would be convertible into following the first Preferred Dividend Payment Date after such date if a Cash Dividend is not paid on such Preferred Dividend Payment Date.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” has the meaning set forth in Section 2.

“Series A Preferred Shares” has the meaning set forth in Section 1.

“Shelf Registration Statement” means a shelf Registration Statement (on Form S-3 to the extent permissible or any comparable or successor form or forms or any similar short-form registration constituting a “shelf” registration statement).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person of which (i) if a corporation, a majority of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more other Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). For the purposes hereof, the term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Trading Day” means a day on which the Trading Market is open for the transaction of business.

“Trading Market” means the NASDAQ (or any nationally recognized successor thereto); provided, however, that in the event the Common Shares are not listed on the NASDAQ (or any nationally recognized successor thereto) but are then listed or traded on a Recognized Exchange, then the “Trading Market” shall mean such Recognized Exchange on which the Common Shares are then listed or traded.

“Triggering Event” means: (i) the Corporation’s failure to (x) comply with its obligations to effect the conversion of Series A Preferred Shares in compliance with Section 6, (y) as of any date, reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting conversions of the Series A Preferred Shares into Common Shares, the Required Reserved Shares as of such date (disregarding for this purpose the last sentence of Section 6(a)(i)(B)) or (z) to comply with the terms of Section 7), (ii) the Corporation’s failure to comply with its obligations to redeem Series A Preferred Shares when required in accordance with the terms of this Article NINTH, (iii) the Corporation taking any action which requires the prior affirmative vote or written consent of any Holder pursuant to the terms of this Article NINTH, including any action described in Section 11(b), without the prior affirmative vote or written consent of such required affirmative vote or written consent, (iv) the Corporation’s failure to maintain the listing of the Common Shares on the NASDAQ or NYSE or (v) any other noncompliance with the terms set forth in this Article NINTH by the Corporation that, in case of this clause (v) is not cured within thirty (30) days of the earlier of (1) the Corporation’s receipt of written notice from the Holders representing at least a majority of the then-issued and outstanding Series A Preferred Shares and (2) the Corporation becoming aware of such noncompliance.

“Valuation Methodology” means (i) if, within ten (10) Business Days following notice from the Corporation of a good faith determination by the Board of Directors, the Holders of a majority of the outstanding Series A Preferred Shares deliver written notice to the Corporation that they object to such determination, then determined by a nationally recognized independent investment banking firm that has for this purpose (x) been selected by the Board of Directors, and (y) been consented to by Holders of a majority of the outstanding Series A Preferred Shares or (ii) otherwise the good faith determination of the Board of Directors as set forth in the notice described in clause (i).

“Voting Cap” has the meaning set forth in Section 11(a).

“Voting Stock” means Equity Interests of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of Directors (without regard to whether or not, at the relevant time, Equity Interests of any other class or classes (other than Common Shares) shall have or might have voting power by reason of the happening of any contingency).

(b) In addition to the above definitions, unless the context requires otherwise:

(i) any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time;

(ii) the word “including” shall be deemed to be followed by the words “without limitation”;

(iii) references to “$” or “dollars” means the lawful coin or currency of the United States of America;

(iv) the phrase “to the extent” means the degree to which something extends (and not “if”); and

(v) references to “Section” are references to Sections of this Article NINTH.

Section 4. Dividends.

(a) Holders of the issued and outstanding Series A Preferred Shares shall be entitled to receive, out of assets legally available for the payment of dividends, dividends on the terms described below:

(i) Holders of Series A Preferred Shares shall be entitled to participate equally and ratably with the holders of Common Shares in dividends paid on the Common Shares (other than (A) dividends paid in the form of Common Shares, Convertible Securities or Options and (B) Permitted Quarterly Dividends) as if immediately prior to each Common Share Dividend Record Date, all Series A Preferred Shares then outstanding were converted into Common Shares (disregarding for this purpose the last sentence of Section 6(a)(i)(B)). Dividends payable pursuant to this Section 4(a)(i) (the “Participating Dividends”) shall be payable on the same date that such dividends are payable to holders of Common Shares, and no dividends shall be payable to holders of Common Shares (except as otherwise provided in clauses (A) and (B) of the preceding sentence) unless the full dividends contemplated by this Section 4(a)(i) are paid at the same time to the Holders of the Series A Preferred Shares.

(ii) In addition to any dividends pursuant to Section 4(a)(i), on each Preferred Dividend Payment Date the Corporation shall either (at its option and sole discretion) (A) to the extent permitted by applicable Law, pay in cash (any Preferred Dividend paid in such manner, a “Cash Dividend”), if, as and when declared by the Board of Directors, out of funds legally available therefor, dividends on each outstanding Series A Preferred Share or (B) if the Corporation does not pay a Cash Dividend on such Preferred Dividend Payment Date, allow dividends, automatically and without any action of the Corporation, to accumulate with respect to each outstanding Series A Preferred Share for such Payment Period, thereby constituting Base Amount Accrued Dividends and increasing the Base Amount (such dividends in accordance with clause (A) or clause (B) above, the “Preferred Dividends”), in each case at a rate per annum equal to the Dividend Rate as further specified in this Section 4(a)(ii) and in accordance with Section 4(a)(iii) below. For the avoidance of doubt, if the Corporation has not made the Cash Dividend payment in full in cash with respect to any Preferred Dividend Payment Date on or prior to such Preferred Dividend Payment Date, then the Corporation shall be deemed to have elected to satisfy the Preferred Dividends with respect to such Preferred Dividend Payment Date by the mechanics set forth in clause (B) of this Section 4(a)(ii). Preferred Dividends on each Series A Preferred Share shall accrue and accumulate on a daily basis from the Issuance Date of such share, whether or not declared and whether or not the Corporation has funds legally available for the payment of such dividends, shall compound quarterly on each Preferred Dividend Payment Date (to the extent not paid in cash on or prior to such Preferred Dividend Payment Date) and shall be payable quarterly in arrears, if, as and when so authorized and declared by the Board of Directors, on each Preferred Dividend Payment Date, commencing on the first Preferred Dividend Payment Date following the Issuance Date of such share. The amount of Preferred Dividends accruing with respect to any Series A Preferred Share for any day shall be determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the applicable Payment Period. The amount of Preferred Dividends payable with respect to any Series A Preferred Share for any Payment Period shall equal the sum of the Preferred Dividends accrued in accordance with the prior sentence of this Section 4(a)(ii) with respect to such share during such Payment Period.

(iii) Preferred Dividends that have accrued in a Payment Period may, at the option of the Corporation in its sole discretion and to the extent permitted by applicable Law, be paid as Cash Dividends in respect of such Payment Period; provided that (x) Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward), and (y) Cash Dividends in respect of Accrued Dividends in respect of any Payment Period may be paid after the Preferred Dividend Payment Date in respect of such Payment Period solely with the consent of the Holders representing at least a majority of the then-issued and outstanding Series A Preferred Shares. Notwithstanding the foregoing or anything to the contrary in this Article NINTH, except as contemplated by clause (y) of the immediately preceding proviso, no Cash Dividends may be paid in respect of Accrued Dividends that have become Base Amount Accrued Dividends and the value associated with such Accrued Dividends shall be delivered to Holders through payment or conversion as contemplated by this Article NINTH (including in accordance with Section 5, Section 6, Section 7, Section 8 and Section 10).

(iv) Each Participating Dividend or Preferred Dividend shall be paid pro rata to the Holders of Series A Preferred Shares entitled thereto. Each Participating Dividend or Preferred Dividend shall be payable to the Holders of Series A Preferred Shares as they appear on the Register at the close of business on the record date designated by the Board of Directors for such dividends (each such date, a “Dividend Payment Record Date”), which (i) with respect to Participating Dividends, shall be the same day as the record date for the payment of dividends to the holders of Common Shares (the “Common Share Dividend Record Date”), and (ii) with respect to Preferred Dividends, shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Preferred Dividend Payment Date.

(b) Upon the occurrence of a Triggering Event, the Dividend Rate shall increase by the Noncompliance Additional Rate from and including the date on which the Triggering Event shall occur and be continuing through but excluding the date on which all then occurring Triggering Events are no longer continuing. The Dividend Rate shall not be increased further pursuant to this Section 4(b) for a subsequent Triggering Event occurring while the Dividend Rate is then-currently increased pursuant to this Section 4(b).

(c) At any time during which a Triggering Event shall be occurring, without the consent of the Holders representing at least a majority of the then-issued and outstanding Series A Preferred Shares, (x) no dividends shall be declared or paid or set apart for payment, or other distributions declared or made, upon any Junior Securities (other than prior to December 31, 2026, Permitted Quarterly Dividends), nor shall any Junior Securities be redeemed, purchased or otherwise acquired for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (other than repurchases or redemptions of Common Shares from employees, officers or directors of the Corporation or any of its Subsidiaries in the ordinary course of business and, subject to and in accordance with the provisions of Section 6 hereof, by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith (collectively, “Permitted Junior Repurchases”)) and (y) the Corporation shall not consummate a Change of Control unless the Corporation provides each Holder the option to either (i) receive the consideration it would have received in such Change of Control if all of its Series A Preferred Shares had been converted into Common Shares (disregarding for this purpose the last sentence of Section 6(a)(i)(B)) pursuant to Section 6, immediately prior to the effective time of the Change of Control or (ii) have all of its then-outstanding Series A Preferred Shares redeemed in full at a redemption price per share in cash equal to 150% of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such Series A Preferred Shares as of the date of such redemption.

(d) Without the consent of the Holders representing at least a majority of the then-issued and outstanding Series A Preferred Shares, the Corporation shall not (i) declare, pay or set aside for payment any dividends or distributions upon any Junior Securities or (ii) repurchase, redeem or otherwise acquire any Junior Securities (other than Permitted Junior Repurchases) for any consideration or pay any moneys or make available for a sinking fund for the redemption of any shares of such Junior Securities, unless, in each case, (A) immediately before and after the taking of such action, the fair value of the Corporation’s assets would exceed the sum of its debts (including for this purpose the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Series A Preferred Shares), (B) immediately after the taking of such action, the Corporation, in its good faith judgment, would be able to pay all of its debts (including the aggregate Liquidation Preference and the aggregate Accrued Dividends of the Series A Preferred Shares) as they are reasonably expected to come due and (C) such action is otherwise in compliance with applicable Law.

Section 5. Liquidation Rights.

(a) In the event of any Liquidation, each Holder shall be entitled to receive liquidating distributions out of the assets of the Corporation legally available for distribution to its shareholders, before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities, including the Common Shares, for such Holder’s Series A Preferred Shares in an amount equal to the greater of (i) the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends of such Series A Preferred Shares as of the date of the Liquidation and (ii) the amount such Holder would have received had such Series A Preferred Shares, immediately prior to such Liquidation, been converted into Common Shares (disregarding for this purpose the last sentence of Section 6(a)(i)(B)) pursuant to Section 6, without regard to any of the limitations on conversion or convertibility contained therein.

(b) In the event the assets of the Corporation available for distribution to shareholders upon a Liquidation shall be insufficient to pay in full the amounts payable with respect to all outstanding Series A Preferred Shares pursuant to Section 5(a), such assets, or the proceeds thereof, shall be distributed among the Holders ratably in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation.

(c) Neither the sale, conveyance, exchange or transfer (for cash, equity securities, other securities or other consideration) of all or substantially all of the assets, capital stock or business of the Corporation (other than in connection with the liquidation, dissolution or winding up of the Corporation) nor the merger, consolidation, share exchange, statutory exchange or any other business combination transaction of the Corporation into or with any other Person shall by itself be deemed to be a Liquidation for purposes of this Section 5.

Section 6. Conversion.

(a) Conversion of Series A Preferred Shares.

(i) Subject to and in accordance with the provisions of this Section 6, Series A Preferred Shares may be converted into Common Shares as follows:

(A) For so long as a Shelf Registration Statement is in effect, if (a) at any time after the Original Issuance Date, the Common Share Trading Price exceeds 200% of the then-applicable Conversion Price for at least twenty (20) Trading Days (whether or not consecutive) during any 30 consecutive Trading Day period (such period, the “Conversion Option Measurement Period”) and (b) the Corporation, at its

option, delivers a written notice to the Holders of the Series A Preferred Shares within five (5) Business Days following the conclusion of the applicable Conversion Option Measurement Period, then each outstanding Series A Preferred Share shall be converted (the “Conversion Option”), as of the Business Day immediately prior to the date of such notice (the “Conversion Option Date”), into such number of fully paid and non-assessable Common Shares (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) the Accrued Dividends on such share as of the Conversion Option Date, divided by (B) the Conversion Price of such share in effect as of the Conversion Option Date; provided that, if any Common Shares issuable in connection with any Conversion Option would cause the voting rights of the Common Shares held by any Holder and its Affiliates at such time to exceed the Voting Cap, then the Corporation may, at its election, instead convert all of the Series A Preferred Shares other than solely the number of Series A Preferred Shares held by such Holder necessary to avoid such conversion resulting in the voting rights of the Common Shares held by such Holder and its Affiliates at such time to exceed the Voting Cap.

(B) Subject to the last sentence of this Section 6(a)(i)(B), each Holder shall have the right (the “Conversion Right”), at any time and from time to time at such Holder’s option, to convert all or any portion of such Holder’s Series A Preferred Shares into fully paid and non-assessable Common Shares. Upon a Holder’s election to exercise its Conversion Right, each Series A Preferred Share for which the Conversion Right is exercised shall be converted into such number of Common Shares (calculated as to each conversion to the nearest 1/10,000th of a share) equal to the quotient of (A) the sum of (1) the Liquidation Preference and (2) the Accrued Dividends on such share as of the Conversion Date, divided by (B) the Conversion Price of such share in effect at the time of conversion. Notwithstanding anything to the contrary contained in this Article NINTH, unless consented to in writing by the Corporation, no Holder shall be entitled to convert its Series A Preferred Shares into Common Shares to the extent that such conversion would cause the voting rights of the Common Shares held by such Holder and its Affiliates at such time to exceed the Voting Cap.

(ii) No fractional Common Shares shall be issued upon the conversion of any Series A Preferred Shares. If more than one Series A Preferred Share subject to conversion is held by the same Holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the sum of (A) the aggregate Liquidation Preference and (B) the aggregate Accrued Dividends as of the Conversion Date on all Series A Preferred Shares so subject. If the conversion of any share or Series A Preferred Shares results in a fractional Common Share issuable after application of the immediately preceding sentence, the Corporation shall pay a cash amount in lieu of issuing such fractional share in an amount equal to such fractional interest multiplied by the Market Price of a Common Share on the Trading Day immediately prior to the Conversion Date.

(iii) The Corporation will at all times after July 31, 2025, reserve and keep available out of its authorized and unissued Common Shares, solely for the purpose of effecting conversions of the Series A Preferred Shares into Common Shares, the Required Reserved Shares (disregarding for this purpose the last sentence of Section 6(a)(i)(B)). The Corporation shall take all action permitted by Law, including calling meetings of the shareholders of the Corporation and soliciting proxies for any necessary vote of the shareholders of the Corporation, to amend the Certificate of Incorporation to increase the number of authorized and unissued Common Shares, if at any time there shall be insufficient authorized and unissued Common Shares to permit such reservation or to permit the conversion of all outstanding Series A Preferred Shares (disregarding for this purpose the last sentence of Section 6(a)(i)(B)). The Corporation covenants that the Series A Preferred Shares and all Common Shares that may be issued upon conversion of Series A Preferred Shares shall upon issuance be duly authorized, fully paid and non-assessable and will not be subject to preemptive rights or subscription rights of any other shareholder of the Corporation. The Corporation further covenants that the Corporation shall, from time to time, at its sole expense, cause to be authorized for listing or quotation on the Trading Market (to the extent permitted by the Trading Market), the maximum number of Common Shares issued and issuable upon conversion of the Series A Preferred Shares, subject to official notice of issuance.

(b) Mechanics of Conversion.

(i) If the Corporation exercises the Conversion Option and delivers notice thereof in accordance with Section 6(a)(i)(A), the Corporation shall notify the Holders of Series A Preferred Shares in writing of the Conversion Option promptly (and in any event within three (3) Business Days) following the Conversion Option Date by delivery of written notice to such Holders and shall update or cause to be updated the Register, effective as of the Conversion Option Date, to reflect the Common Shares held by such Holders as a result of the Conversion Option and shall, as promptly as practicable thereafter, re-designate or issue or cause to be issued to each such Holder the number of validly issued, fully paid and non-assessable Common Shares to which such Holder shall be entitled and deliver or cause to be delivered to each such Holder evidence of such re-designation or issuance reasonably satisfactory to such Holders.

(ii) The Conversion Right of a Holder of Series A Preferred Shares shall be exercised by the Holder by delivering written notice to the Corporation that the Holder elects to convert all or a portion of the Series A Preferred Shares held by such Holder (a “Conversion Notice”) and specifying the name or names (with address or addresses) in which Common Shares are to be issued and (if so required by the Corporation or the Corporation’s transfer agent) by a written instrument or instruments of transfer in form reasonably satisfactory to the Corporation or the transfer agent, as applicable, duly executed by the Holder or its legal representative.

(iii) As promptly as practicable after the receipt of the Conversion Notice, and the payment of required taxes or duties pursuant to Section 13(a), if applicable, and in no event later than three (3) Trading Days thereafter, the Corporation shall update or cause to be updated the Register to reflect the Common Shares held by such Holder as a result of such conversion and shall issue and shall deliver or cause to be issued and delivered to such Holder, or to such other Person on such Holder’s written order (A) evidence of such issuance reasonably satisfactory to such Holder, and (B) cash for any fractional interest in respect of a Common Share arising upon such conversion settled as provided in Section 6(a)(ii).

(iv) The conversion of any Series A Preferred Share shall be deemed to have been made (i) in connection with any Conversion Option, at the close of business on the Conversion Option Date, and (ii) in connection with any exercise of the Conversion Right, at the close of business on the date of giving the Conversion Notice (the “Conversion Date”). Until the Conversion Date with respect to any Series A Preferred Share has occurred, such Series A Preferred Share will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein, including that such share shall (A) accrue and accumulate Preferred Dividends and participate in Participating Dividends pursuant to Section 4 and (B) entitle the Holder thereof to the voting rights provided in Section 11.

(c) Corporation’s Obligations to Issue Common Shares. Subject to Section 13(i), the last sentence of Section 6(a)(i)(B), and compliance with the terms and conditions of this Article NINTH applicable to the conversion of the Series A Preferred Shares, the Corporation’s obligations to issue and deliver Common Shares upon conversion of Series A Preferred Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by any Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any set-off, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by any Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of Law by any Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to any Holder in connection with the issuance of such Common Shares.

Section 7. Reorganization Events.

(a) Treatment of Series A Preferred Shares Upon a Reorganization Event. Subject to applicable Law, upon the occurrence of any Reorganization Event, (i) if the Corporation is the surviving company in such Reorganization Event, each Series A Preferred Share outstanding immediately prior to such Reorganization Event shall remain outstanding following such Reorganization Event (or be exchanged for an equivalent Preferred Share governed by the terms herein) (provided that (x) each Series A Preferred Share shall become convertible into the kind and amount of securities, cash and other property that the Holder of such Series A Preferred Share (other than the counterparty to the Reorganization Event or an Affiliate of such other party) would have received in such Reorganization Event had such Series A Preferred Share, immediately prior to such Reorganization Event, been converted into the applicable number of Common Shares using (i) the Conversion Price immediately prior to such Reorganization Event and (ii) the Liquidation Preference, together with the Accrued Dividends thereon, applicable at the time of such subsequent conversion (disregarding for this purpose the last sentence of Section 6(a)(i)(B)) (such securities, cash and other property, the “Exchange Property”) (provided, further, that any Exchange Property that is not cash shall consist of marketable securities listed on the NASDAQ or NYSE), and (y) appropriate adjustments shall be made to the conversion provisions set forth in Section 6 and the adjustment to conversion price provisions set forth in Section 9 as determined reasonably and in good faith by the Board of Directors to place the Holders in as nearly as equal of a position as possible with respect to such matters following such Reorganization Event as compared to immediately prior to such Reorganization Event) or (ii) if the Corporation is not the surviving entity in such Reorganization Event or will be dissolved in connection with such Reorganization Event, each Series A Preferred Share outstanding immediately prior to such Reorganization Event shall be converted or exchanged into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event having rights, powers and preferences, and the qualifications, limitations and restrictions thereof, as nearly equal as possible to those provided herein (including with respect to any securities or other property to which the holders of Common Shares become entitled as a result of such Reorganization Event, which shall be determined in a manner similar to the rights in respect of Exchange Property in accordance with the preceding clause (i)) (with such adjustments as are appropriate to place the Holders in as nearly as equal of a position as possible following such Reorganization Event as compared to immediately prior to such Reorganization Event) (provided, for the avoidance of doubt, that any Exchange Property that is not cash shall consist of marketable securities listed on the NASDAQ or NYSE).

(b) Form of Consideration. In the event that Series A Preferred Shares become convertible into Exchange Property in connection with a Reorganization Event and the holders of Common Shares have the opportunity to elect the form of consideration to be received in such transaction, the Exchange Property shall be based on the types and amounts of consideration received by the holders of Common Shares in the same proportion as was selected in the aggregate by the holders of Common Shares; provided that, to the extent the applicable transaction agreement provides for adjustments to such elected types and amounts of consideration that are generally applicable to holders of Common Shares making such elections, the Exchange Property will be subject to such adjustments.

(c) Successive Reorganization Events. The provisions of this Section 7 shall similarly apply to successive Reorganization Events.

(d) Notice of Reorganization Events. The Corporation (or any successor) shall, no later than ten (10) days following the consummation of any Reorganization Event, provide written notice to the Holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 7.

(e) Requirements of Reorganization Events. The Corporation shall not, without consent of the Holders representing at least a majority of the then-issued and outstanding Series A Preferred Shares, enter into any agreement for, or consummate, any transaction or series of transactions constituting a Reorganization Event unless (A) (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 7 (including by reserving Exchange Property that allows any conversion of the Series A Preferred Shares (or replacement securities) into Exchange Property to be completed in accordance with the terms of this Section 7), and (ii) to the extent that the Corporation is not the surviving company in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Shares into a security of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, which security shall meet the requirements of this Section 7 and (B) immediately following such Reorganization Event, neither the Series A Preferred Shares (or any share of preferred equity into which the Series A Preferred Shares are exchanged) nor any Exchange Property is subject to any limitations on conversion or voting pursuant to the rules of the applicable stock exchange or applicable Law.

(f) Continuing Registration Rights. After a Reorganization Event, the Holder shall be entitled to receive registration rights with respect to the Equity Interests into which the Series A Preferred Shares (or any equivalent preferred stock which the Series A Preferred Shares have been exchanged for in accordance with the terms of this Agreement) as nearly equal as reasonably possible to those provided by the Registration Rights Agreement.

(g) Change of Control. For the avoidance of doubt, if a Reorganization Event constitutes a Change of Control, then Section 8 shall take precedence over this Section 7 to the extent there is any inconsistency between such sections.

Section 8. Change of Control.

(a) Change of Control Redemption. In the event of a Change of Control, the Corporation shall have the option, in its sole discretion and in accordance with applicable Law and subject to compliance with the notice requirements set forth in Section 8(b) and the Corporation having sufficient legally available funds to comply with its obligations hereunder (including pursuant to a binding commitment by the counterparty to any Change of Control Agreement (as defined below) to provide the necessary funds), to at any time following the execution of the definitive agreement contemplating the Change of Control until ten (10) Business Days prior to the effective date of the Change of Control (the effective date of the Change of Control, the “Change of Control Effective Date”), irrevocably elect to redeem on the Change of Control Effective Date, but immediately prior to, and subject to, consummation of the Change of Control, all (and not less than all) of the outstanding Series A Preferred Shares (a “Change of Control Redemption”) for a price in cash per Series A Preferred Share equal to 150% of the sum of (x) the Liquidation Preference of such Series A Preferred Share plus (y) the aggregate Accrued Dividends of such Series A Preferred Share in each case, as of the Change of Control Effective Date (the “COC Redemption Price”); provided that the Holder may, at any time following the receipt of a Change of Control Redemption Notice until the date that is five (5) Business Days prior to the Change of Control Effective Date elect (by irrevocable written notice to the Corporation) to instead receive, at the Change of Control Effective Date, consideration of the kind and amount that the Holder of such Series A Preferred Shares would have received in such Change of Control had such Series A Preferred Shares, immediately prior to the Change of Control Effective Date, been converted into the applicable number of Common Shares using the Conversion Price on the Change of Control Effective Date and the Liquidation Preference, together with Accrued Dividends thereon, applicable at the time of such conversion (disregarding for this purpose the last sentence of Section 6(a)(i)(B)) (the “Holder COC Redemption Price”); provided, further, that if any such consideration consists of Equity Interests listed on a public exchange, the Holder thereof shall be entitled to receive registration rights with respect to such Equity Interests as nearly equal as reasonably possible to those provided by the Registration Rights Agreement.

(b) Change of Control Notice. On or before the twentieth (20th) Business Day prior to the date on which the Corporation anticipates consummating any Change of Control (or, if later, promptly after the Corporation discovers that the Change of Control will occur but in no event later than ten (10) Business Days prior to the actual consummation of the Change of Control), the Corporation shall deliver to each Holder (as appearing in the Register of the Corporation) a written notice setting forth a description of the anticipated Change of Control and the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed). On or before the tenth (10th) Business Day prior to the date on which the Corporation anticipates consummating a Change of Control Redemption (a “Change of Control Redemption Notice”), the Corporation shall deliver to each Holder (as appearing in the Register of the Corporation) a written notice setting forth the Corporation’s intention to exercise its right to effect a Change of Control Redemption and the expected Change of Control Effective Date. Any such Change of Control Redemption Notice shall also set forth the amount of (or methodology for determining) the COC Redemption Price and the Holder COC Redemption Price, together with the calculation of each and reasonable supporting details which shall include the Conversion Price used in such calculations. Upon a Change of Control, the Corporation shall (i) if the Series A Preferred Shares are to be redeemed in accordance with this Section 8 in exchange for the COC Redemption Price, deliver or cause to be delivered to the Holder by wire transfer the COC Redemption Price substantially concurrent with the consummation of the Change of Control and (ii) if the Series A Preferred Shares are to be redeemed in accordance with this Section 8 in exchange for the Holder COC Redemption Price, deliver or cause to be delivered to the Holder the Holder COC Redemption Price concurrently with when the consideration in such Change of Control is delivered to the holders of Common Shares.

(c) Change of Control Agreements. The Corporation shall not enter into any definitive agreement for a Change of Control (such an agreement, a “Change of Control Agreement”), or otherwise engage in or consummate, a transaction constituting a Change of Control, unless (i) such Change of Control Agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their rights and the Corporation’s obligations under this Agreement, including this Section 8, (ii) the Corporation has the ability in connection with such Change of Control in accordance with applicable Law (including Section 513 of the New York Business Corporation Law) to satisfy its obligation to pay each Holder the COC Redemption Price or Holder COC Redemption Price, as elected by each Holder, in accordance with Section 8(a) and (iii) the acquiring or surviving Person in such Change of Control represents and covenants, in form and substance reasonably satisfactory to the Board of Directors acting in good faith, that at the consummation of such Change of Control, to the effect that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Corporation’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control (taking into account the satisfaction of any indebtedness required in connection with the Change of Control), including making all required payments to the Holders hereunder, including the payment of the COC Redemption Price or the Holder COC Redemption Price, as elected by each Holder.

Section 9. Adjustments to Conversion Price.

(a) Adjustments to Conversion Price. Except as provided in Section 9(d), the Conversion Price shall be subject to the following adjustments:

(i) In-Kind Dividends and Distributions. If the Corporation declares a dividend or makes an in-kind distribution on the Common Shares payable in Common Shares, then the Conversion Price in effect at the opening of business on the Ex-Date for such dividend or distribution shall be adjusted to the price determined by multiplying the Conversion Price at the opening of business on such Ex-Date by the following fraction:

OS0
OS1

Where,

OS0 = the number of Common Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution.

OS1 = the sum of the number of Common Shares outstanding at the close of business on the Business Day immediately preceding the Ex-Date for such dividend or distribution plus the total number of Common Shares constituting such dividend or distribution.

If any dividend or distribution described in this Section 9(a)(i) is declared but not so paid or made, the Conversion Price shall be readjusted, effective as of the date and time the Board of Directors determines not to make such dividend or distribution, to such Conversion Price that would be in effect if such dividend or distribution had not been declared.

(ii) Subdivisions, Splits and Combination of the Common Shares. If the Corporation subdivides, splits or combines the Common Shares, then the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the effective date of such share subdivision, split or combination by the following fraction:

OS0
OS1

Where,

OS0 = the number of Common Shares outstanding immediately prior to the effective date of such share subdivision, split or combination.

OS1 = the number of Common Shares outstanding immediately after the opening of business on the effective date of such share subdivision, split or combination.

If any subdivision, split or combination described in this Section 9(a)(ii) is announced but the outstanding Common Shares are not subdivided, split or combined, the Conversion Price shall be readjusted, effective as of the date the Board of Directors determines not to subdivide, split or combine the outstanding Common Shares, to such Conversion Price that would be in effect if such subdivision, split or combination had not been announced.

(iii) Other Distributions. If the Corporation distributes any Convertible Securities, Options or any other assets (in each case, to the holders of its Equity Interests in respect thereof) for which there is no corresponding distribution in respect of the Series A Preferred Shares pursuant to Section 4(a)(i) (for the avoidance of doubt, any distribution of cash or non-cash property for which there is a corresponding distribution in respect of the Series A Preferred Shares pursuant to Section 4(a)(i) or any distribution of cash qualifying for the exception set forth in clause (B) of the first parenthesis of Section 4(a)(i) shall not give rise to an adjustment under this Section 9(a)(iii)) (without duplication of, and subject to, (x) the following paragraph in the case of a “spin-off” and (y) Section 9(a)(v) below in the case of a rights plan), then the Conversion Price in effect immediately prior to the Ex-Date for such distribution shall be adjusted to the price determined by multiplying the Conversion Price in effect immediately prior to the Ex-Date for such distribution by the following fraction:

SP0 – FMV
SP0

Where,

SP0 = the Market Price of a Common Share on the date immediately prior to the Ex-Date for such distribution.

FMV = the fair market value of the portion of the distribution applicable to one Common Share on the Ex-Date for such distribution, in the case of a non-cash distribution or with respect to the non-cash portion of a distribution, if any, as determined pursuant to the Valuation Methodology; provided that such value shall not for the purposes hereof in any event be equal to or greater than the Market Price of a Common Share on such date.

In a “spin-off,” where the Corporation makes a distribution to all holders of Common Shares consisting of capital stock of any class or series, or similar equity interests of, or relating to, a Subsidiary of the Corporation or other business unit, the Conversion Price will be adjusted on the 15th Trading Day after the effective date of the distribution by multiplying such Conversion Price in effect immediately prior to such 15th Trading Day by the following fraction:

MP0
MP0 + MPs

Where,

MP0 = (i) if the Common Shares are listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of a Common Share for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if the Common Shares are not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of a Common Share on the effective date of such distribution.

MPs = (i) if the capital stock or equity interests distributed to the holders of Common Shares are listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, an amount equal to the product of (x) the number of shares of such capital stock or equity interests representing the portion of the distribution applicable to one Common Share and (y) the Market Price of such capital stock or equity interests for the period ending on and including the tenth Trading Day following the effective date of such distribution, or (ii) if such capital stock or equity interests are not listed or quoted on a principal U.S. national or regional securities exchange or traded on an over-the-counter market, the Market Price of the capital stock or equity interests representing the portion of the distribution applicable to one Common Share on the effective date of such distribution (after giving effect to such distribution).

In the event that such dividend, distribution, or spin-off described in this Section 9(a)(iii) is not so paid or made, the Conversion Price shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay, make, or consummate such dividend, distribution, or spin-off to the Conversion Price that would then be in effect if such dividend, distribution, or spin-off had not been declared.

(iv) Certain Acquisitions of Common Shares. If the Corporation effects a Pro Rata Repurchase of Common Shares that involves the payment by the Corporation of consideration per Common Share that exceeds the Market Price of a Common Share on the Effective Date of such Pro Rata Repurchase (provided that, if part or all of the consideration is not cash, the fair market value of the non-cash consideration shall be determined pursuant to the Valuation Methodology), then the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase shall be adjusted (such adjustment to become effective immediately prior to the opening of business on the day following the Effective Date of such Pro Rata Repurchase) by multiplying the Conversion Price in effect immediately prior to the Effective Date of such Pro Rata Repurchase by the following fraction:

(OS0 x SP0) – AC
SP0 x OS1

Where,

SP0 = the Market Price of a Common Share on the Trading Day immediately preceding the first announcement of the intent to effect such Pro Rata Repurchase.

OS0 = the number of Common Shares outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn.

OS1= the number of Common Shares outstanding at the Effective Date of such Pro Rata Repurchase, including, if applicable, any shares validly tendered or exchanged and not withdrawn, minus the number of shares acquired (by way of redemption or repurchase) in such Pro Rata Repurchase (which shares shall equal the Purchased Shares (as defined below) if such Pro Rata Repurchase is effected pursuant to a tender offer or exchange offer).

AC = the aggregate cash and fair market value of the other consideration payable in such Pro Rata Repurchase, and in the case of non-cash consideration, as determined pursuant to the Valuation Methodology, based, in the case of a tender offer or exchange offer, on the number of shares actually accepted for acquisition (by way of redemption or repurchase) (the “Purchased Shares”).

In the event that the Corporation, or one of its Affiliates, is obligated to purchase Common Shares pursuant to any such Pro Rata Repurchase, but the Corporation, or such Affiliate, is permanently prevented by applicable Law from effecting any such purchases, or any such redemptions or repurchases are rescinded, then the Conversion Price shall be readjusted to be such Conversion Price that would then be in effect if such prevented or rescinded Pro Rata Repurchase had not been made.

(v) Rights Plans. To the extent that the Corporation has a rights plan in effect with respect to the Common Shares on any Conversion Date, upon conversion of any Series A Preferred Shares into Common Shares, the Holders will receive, in addition to the Common Shares, the rights under the rights plan, unless, prior to such Conversion Date, the rights have separated from the Common Shares, in which case the Conversion Price will be adjusted at the time of separation as if the Corporation had issued the rights to all holders of the Common Shares in an issuance triggering an adjustment pursuant to Section 9(a)(iii), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(b) Other Adjustments.

(i) The Corporation may make decreases in the Conversion Price, in addition to any other decreases required by this Section 9, if the Board of Directors deems it advisable to avoid or diminish any income tax to holders of the Common Shares resulting from any in-kind dividend or distribution of Common Shares (or issuance of Options for Common Shares) or from any event treated as such for income tax purposes.

(ii) If the Corporation takes any action affecting the Common Shares, other than an action described in Section 9(a), which upon a determination by the Board of Directors, in its good faith discretion, would materially adversely affect the Conversion Rights of the Holders of Series A Preferred Shares, the Conversion Price shall be adjusted, to the extent permitted by Law, in such manner, if any, and at such time, as the Board of Directors determines in good faith to be equitable in the circumstances.

(c) Successive Adjustments. Successive adjustments in the Conversion Price shall be made, without duplication, whenever any event specified in Section 9(a) or Section 9(b) shall occur.

(d) Rounding of Calculations; Minimum Adjustments. All adjustments to the Conversion Price shall be calculated to the nearest one-tenth (1/10th) of a cent. No adjustment in the Conversion Price shall be required if such adjustment would be less than $0.01; provided that any adjustment which by reason of this Section 9(d) is not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, that on any Conversion Date adjustments to the Conversion Price will be made with respect to any such adjustment carried forward and which has not been taken into account before such date.

(e) Statement Regarding Adjustments; Notices. Whenever the Conversion Price is to be adjusted in accordance with one or more of Section 9(a) or Section 9(b), the Corporation shall: (i) compute the Conversion Price in accordance with Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d); (ii) (x) in the event that the Corporation shall give notice or make a public announcement to the holders of Common Shares of any action of the type described in Section 9(a) (but only if the action of the type described in Section 9(a) would result in an adjustment to the Conversion Price or a change in the type of securities or property to be delivered upon conversion of the Series A Preferred Shares), the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least ten (10) days prior to such record date, give notice to each Holder by mail, first class postage prepaid, at the address appearing in the Register, which notice shall specify the record date, if any, with respect to any such action, the approximate date on which such action is to take place and the facts with respect to such action as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion or redemption of the Series A Preferred Shares or (y) in the event that the Corporation does not give notice or make a public announcement as set forth in subclause (x) of this clause (ii), the Corporation shall, as soon as practicable following the occurrence of an event that requires an adjustment to the Conversion Price pursuant to one or more of Section 9(a) or Section 9(b), taking into account the one cent threshold set forth in Section 9(d) (or if the Corporation is not aware of such occurrence, as soon as practicable after becoming so aware), provide, or cause to be provided, a written notice to the Holders of the occurrence of such event, in the same manner and with the same detail as the notice set forth in subclause (x) of this clause (ii); and (iii) whenever the Conversion Price shall be adjusted pursuant to one or more of Section 9(a) or Section 9(b), the Corporation shall, as soon as practicable following the determination of the revised Conversion Price, (x) file at the principal office of the Corporation, a statement showing in reasonable detail the facts requiring such adjustment, the Conversion Price that shall be in effect after such adjustment and the method by which the adjustment to the Conversion Price was determined and (y) cause a copy of such statement to be sent in the manner set forth in subclause (x) of clause (ii) to each Holder.

(f) Certain Adjustment Rules. If an adjustment in the Conversion Price made hereunder would reduce the Conversion Price to an amount below the par value of the Common Shares, then such adjustment in Conversion Price made hereunder shall reduce the Conversion Price to the par value of the Common Shares; provided that, the Corporation shall not take any action that would, or would reasonably be expect to, result in an adjustment to the Conversion Price which, but for this sentence, would reduce the Conversion Price to an amount below the par value of the Common Shares. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 9, the Corporation shall use its reasonable best efforts to take any and all actions which may be necessary, including obtaining regulatory, the Trading Market or shareholder approvals or exemptions, in order that the Corporation may thereafter validly and legally issue as fully paid and nonassessable all Common Shares issuable upon conversion of the Series A Preferred Shares in compliance with the applicable listing standards of the Trading Market.

Section 10. Optional Redemption.

(a) Subject to and in accordance with the provisions of this Section 10, if as of the date of redemption pursuant to this Section 10(a), (i) (x) each Holder has the ability to convert (and, for the avoidance of doubt, immediately thereafter transfer without restriction under Section 4.10 of the Investment Agreement) all of its Series A Preferred Shares into Common Shares in accordance with Section 6 and (y) there is a Shelf Registration Statement in effect at such time that would permit the immediate sale of all such Common Shares and any additional Common Shares which a Holder would have the ability to convert its Series A Preferred Shares into but for the Voting Cap (including, taking into consideration any “suspension periods” (as set forth in Section 2(i) of the Registration Rights Agreement) related to such Shelf Registration Statement) from the date on which the Redemption Notice is delivered until the applicable Redemption Date, and (ii) the Corporation has sufficient funds legally available therefor to pay the Redemption Price in accordance with applicable Law, then the Corporation shall have the right, at its option, from time to time, subject to Section 10(c), to redeem (the “Optional Redemption”), out of funds legally available therefor, all or any portion of the Series A Preferred Shares then outstanding, in each case, at a redemption price per share in cash (the “Redemption Price”) equal to 200% of the sum of (A) the Liquidation Preference and (B) the Accrued Dividends of each such Series A Preferred Share as of the date of such redemption; provided that any redemption under this Section 10: (x) may be made only to the extent that immediately after such redemption the ratio which the Voting Stock held by such Holder bears to all of the Voting Stock of the Corporation at such time is less than 80% of the ratio which the Voting Stock held by such Holder immediately before such redemption bears to all of the Voting Stock of the Corporation at such time (taking into account all stock ownership in the Corporation by such Holder and its Affiliates known to the Corporation) and (y) if for less than all of the Series A Preferred Shares then outstanding, must not result in the aggregate Liquidation Preference and Accrued Dividends for the outstanding Series A Preferred Shares falling below $80 million. The Corporation may exercise its right to require redemption under this Section 10 by sending a written notice to each Holder of Series A Preferred Shares (the “Redemption Notice”) specifying (x) the date on which the redemption shall occur (the “Redemption Date”), which shall be a Business Day that is no earlier than thirty (30) days and no later than sixty (60) days from the date the Redemption Notice is sent and (y) the aggregate number of Series A Preferred Shares which are being redeemed pursuant to such redemption. If fewer than all of the Series A Preferred Shares then outstanding are to be redeemed pursuant to this Section 10(a), then such redemption shall occur on a pro rata basis with respect to all Holders of Series A Preferred Shares based on the total number of Series A Preferred Shares then held by such Holder relative to the total number of Series A Preferred Shares then outstanding. Notwithstanding anything to the contrary in this Section 10(a), each Holder may elect to convert all or any portion of the Series A Preferred Shares held by such Holder into Common Shares in accordance with the provisions of Section 6 at any time prior to the applicable Redemption Date, and the Corporation must provide each Holder a reasonable opportunity to do so (including by cooperating with the Holder in connection with any partial conversion of Series A Preferred Shares and transfers of the resulting Common Shares to permit the Holder to convert all of the Holder’s Series A Preferred Shares prior to the Redemption Date without being limited by the Voting Cap).

(b) Redemption pursuant to Section 10(a) shall become effective on the Redemption Date and the aggregate Redemption Price for such redeemed shares shall be due and payable in cash to the record Holder of the Series A Preferred Shares being redeemed on such date. If a Redemption Notice has been delivered in accordance with Section 10(a) and if the funds necessary for redemption have been paid to the Holders of Series A Preferred Shares being redeemed, then from and after the applicable Redemption Date, dividends and distributions will cease to accrue on such redeemed Series A Preferred Shares, such redeemed Series A Preferred Shares shall no longer be deemed outstanding and all rights of the Holders with respect to such redeemed Series A Preferred Shares will terminate, except the right to receive the aggregate Redemption Price for such redeemed Series A Preferred Shares held by each such Holder.

(c) The Corporation’s Optional Redemption right provided by Section 10(a) shall not be available to the Corporation at any time at which the Corporation is, or was during the five (5) consecutive Trading Day period immediately preceding the date of delivery of the Redemption Notice, in possession of material non-public information relating to the Corporation, that, if publicly disclosed, would be reasonably expected to have a material and positive effect on the Common Share Trading Price on the Trading Day immediately following the date on which such information is publicly disclosed relative to the Common Share Trading Price on the Trading Day immediately preceding the date on which such information is publicly disclosed (assuming such information is publicly disclosed pre-market open on a Trading Day or on a day that is not a Trading Day).

Section 11. Voting Rights.

(a) General. The Holders of Series A Preferred Shares shall be entitled to vote with the holders of the Common Shares on all matters submitted to a vote of shareholders of the Corporation, except as otherwise provided herein or as required by applicable Law, voting together with the holders of Common Shares as a single class. For such purposes, each Holder shall be entitled to a number of votes in respect of the Series A Preferred Shares owned of record by it equal to the number of Common Shares into which such Series A Preferred Shares could be converted (taking into account the limitation in the last sentence of Section 6(a)(i)(B), applied ratably with respect to each outstanding Series A Preferred Share) as of the record date for the determination of shareholders entitled to vote on such matters or, if no such record date is established, as of the date such vote is taken or any written consent of shareholders is solicited; provided that the number of votes in respect of the Series A Preferred Shares owned of record by any Holder and its Affiliates at any time shall be capped at an amount that, taken together with any Common Shares Beneficially Owned by such Holder and its Affiliates, equals forty-five percent (45%) of the sum of (i) the total number of outstanding Common Shares, (ii) the number of Common Shares into which such Holder’s and its Affiliates’ Series A Preferred Shares could be converted (taking into account the limitations in the last sentence of Section 6(a)(i)(B), applied ratably with respect to each outstanding Series A Preferred Share in order to reduce the Common Shares included under this clause (ii) as necessary to comply with the 45% cap described in this proviso) and (iii) the total number of votes of any other outstanding securities entitled to vote together with the holders of Common Shares, in each case, as of such time (calculated in an iterative manner taking into account the limitation described in this proviso and the last sentence of Section 6(a)(i)(B)) (the limitation described in this proviso, the “Voting Cap”). The Holders of Series A Preferred Shares shall be entitled to notice of any shareholders’ meeting in accordance with the Certificate of Incorporation and the By-Laws as if they were holders of record of Common Shares for such meeting.

(b) Class Voting Rights. So long as any Series A Preferred Shares are outstanding, in addition to any other vote required by applicable Law, the Corporation may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior affirmative vote or written consent of the Holders representing at least a majority of the then-issued and outstanding Series A Preferred Shares, voting as a separate class:

(i) amend, alter, repeal or otherwise modify any provision of the Certificate of Incorporation, this Article NINTH or the By-Laws in a manner that would alter or change the terms or the powers, preferences, rights or privileges of the Series A Preferred Shares as to affect them adversely;

(ii) enter into any merger, reorganization or other consolidation or business combination that would treat the Series A Preferred Shares in a manner inconsistent with the terms of this Article NINTH;

(iii) increase or decrease the authorized number of Series A Preferred Shares (except for the cancellation and retirement of Series A Preferred Shares as expressly permitted by and in accordance with this Article NINTH) or issue additional Series A Preferred Shares;

(iv) authorize, create, increase the authorized amount of, or issue any Senior Securities or Parity Securities or any other Equity Interests that do not constitute Junior Securities;

(v) authorize, create, increase the authorized amount of, or issue any class or series of Senior Securities, Parity Securities or Junior Securities (other than Common Shares) or any security convertible into, or exchangeable or exercisable for any of the foregoing (other than Common Shares) that could have the “result of the receipt of property by some shareholders” within the meaning of Section 305(b)(2)(A) of the Internal Revenue Code of 1986, as amended from time to time, including but not limited to (A) any non-participating preferred share (including by means of merger, consolidation, reorganization, recapitalization or otherwise) or (B) any debt securities convertible into Equity Interests by their terms;

(vi) (x) amend, restate, supplement, modify or replace the Debt Financing Documents or (y) enter into any agreements or arrangements relating to indebtedness (or subsequently amend, restate, supplement, modify or replace any such agreements), in each case in clauses (x) and (y), that would materially and adversely limit or otherwise impact the Corporation’s ability to accrue or pay Preferred Dividends or Participating Dividends (in the case of Participating Dividends, other than as a result of a restriction on dividends on Common Shares) in accordance with this Article NINTH; or

(vii) adopt any plan of Liquidation or file any voluntary petition for bankruptcy, receivership or any similar proceeding.

(c) The consent or votes required in Section 11(b) shall be in addition to any approval of shareholders of the Corporation which may be required by Law or pursuant to any provision of the Certificate of Incorporation or the By-Laws. Each Holder will have one vote per share on any matter on which Holders of Series A Preferred Shares are entitled to vote separately as a class, whether at a meeting or by written consent.

Section 12. Transfer Agent; Certification of Series A Preferred Shares.

(a) The Corporation may, in its sole discretion, appoint a transfer agent and remove its transfer agent in accordance with the agreement between the Corporation and such transfer agent; provided that the Corporation shall appoint a successor transfer agent of recognized standing who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the Holders. When a Holder requests to register the transfer of Series A Preferred Shares (provided that such transfer is not in violation of the transfer restrictions in this Article NINTH or the Investment Agreement), the Corporation or the Corporation’s transfer agent, as applicable, shall register the transfer as requested if its reasonable requirements for such transaction are met. Any transfer made not in compliance with the foregoing shall be disregarded and deemed void.

(b) The Series A Preferred Shares shall initially be uncertificated and issued in book-entry form; provided that, the Corporation shall reasonably promptly, following the request by the Holder, at any time, issue certificates under seal of the Corporation specifying the number of Series A Preferred Shares held by the Holder; provided that this obligation shall be subject always to the provisions of the Certificate of Incorporation and the By-Laws, and any other applicable Law.

Section 13. Miscellaneous.

(a) Taxes. The issuance or delivery of Series A Preferred Shares, Common Shares or other securities issued on account of Series A Preferred Shares pursuant hereto, or certificates representing such shares or securities, shall be made without charge to the Holder for such shares or certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, including any share transfer, documentary, stamp or similar tax; provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance or delivery of Series A Preferred Shares, Common Shares or other securities in a name other than that in which the Series A Preferred Shares with respect to which such shares or other securities were issued, delivered or registered, or in respect of any payment to any Person other than a payment to the Holder thereof, and the transferee or payee, as the case may be, shall pay or bear the cost of any such tax, and the Corporation shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable. Without limiting Section 4.8(a) of the Investment Agreement, all payments and distributions (or deemed distributions) on the Series A Preferred Shares (and any Common Shares issued upon the conversion of any Series A Preferred Share) shall be subject to withholding and backup withholding of taxes to the extent required by applicable Law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

(b) Good Faith. The Corporation shall not, by amendment of the Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Article NINTH, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of Series A Preferred Shares against dilution or other impairment as set forth in this Article NINTH.

(c) Status of Shares. Series A Preferred Shares which have been redeemed (or, if applicable, repurchased) shall be cancelled and have the status of authorized and unissued Preferred Shares, par value $1.00 per share, without designation as to series until such shares are once more, subject to and in accordance with the provisions of Section 11, designated as part of a particular series of Preferred Shares by the Board of Directors.

(d) Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three (3) Business Days after the mailing thereof if sent by registered or certified mail (or by first class mail if the same shall be specifically permitted for such notice under the terms of this Article NINTH) with postage prepaid, addressed: (i) if to the Corporation, to its office at 205 Crosspoint Parkway, Getzville, New York 14068, Attention: Alan S. Korman, Sr. Vice President Corp. Development, General Counsel and Secretary, or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the Register or (iii) to such other address as the Corporation or any such Holder, as the case may be, shall have designated by written notice similarly given.

(e) Severability. If any right, preference or limitation of the Series A Preferred Shares set forth in this Article NINTH (as amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of Law or public policy, all other rights, preferences and limitations set forth in this Article NINTH (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(f) Other Rights. Except as expressly provided in any agreement between a Holder and the Corporation, the Series A Preferred Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Certificate of Incorporation or as provided by applicable Law.

(g) Headings. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(h) Effectiveness. This Article NINTH shall become effective upon the filing thereof with the Secretary of State of the State of New York.

(i) Waiver and Modifications. Notwithstanding any provision in this Article NINTH to the contrary, the powers (including voting powers) of the Series A Preferred Shares and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions of the Series A Preferred Shares may be waived or modified as to all Series A Preferred Shares in any instance (without the necessity of calling, noticing or holding a meeting of stockholders) with the written consent of the Holders representing at least a majority of the then-issued and outstanding Series A Preferred Shares.

* * *

IN WITNESS WHEREOF, the undersigned has subscribed this Certificate of Amendment to the Certificate of Incorporation of the Corporation and affirms the statements herein contained as true under penalties of perjury this 28th day of January, 2026.

/s/ David J. Wilson
David J. Wilson
President and Chief Executive Officer